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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                 Contact:  Laura J. Wakeley
                                                      Phone:    717-291-2831



            Fulton Financial completes Keystone Heritage acquisition

     (March 30) -- Lancaster, PA -- Fulton Financial Corp. (Nasdaq:FULT) completed its acquisition of Keystone Heritage Group, Inc., a bank holding company whose sole banking subsidiary was Lebanon Valley National Bank on Friday, March 27. Under the terms of the definitive merger agreement, Keystone Heritage shareholders will receive 1.83 shares of Fulton Financial common stock for each Keystone Heritage common stock share. Based on the $32.81 per share closing price of Fulton Financial on March 27, the value per share of Keystone Heritage is approximately $60.00.

     Keystone Heritage, with approximately $640 million in assets, was based in Lebanon and operated community banking offices in Lebanon, Lancaster, Dauphin, Berks and Schuylkill counties through Lebanon Valley National Bank. As part of the merger, Lebanon Valley National Bank and Farmers Trust Bank, another Lebanon-based Fulton Financial affiliate, joined together to become Lebanon Valley Farmers Bank. This combined bank will operate 16 banking offices (14 branches in Lebanon County; one in Womelsdorf, Berks County; and one in Pine Grove, Schuylkill County) and will have assets of more than $650 million. Seven former

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FULTON COMPLETES ACQUISITION                                              2-2-2

PAGE 2 . . . FULTON FINANCIAL ACQUIRES LEBANON VALLEY NATIONAL BANK

Lebanon Valley National Bank branches in Dauphin and Lancaster Counties will become part of Fulton Bank.

     Fulton Financial now has more than $5.0 billion in assets and 139 branches in Pennsylvania, Maryland, Delaware and New Jersey.

     Keystone Heritage shareholders approved the merger at a special meeting on February 17, and regulatory approvals were received shortly thereafter.

     In addition to Lebanon Valley Farmers Bank, Fulton Financial operates ten other banks: Fulton Bank, Lancaster; Swineford National Bank, Middleburg; Lafayette Bank, Easton; FNB Bank, N.A., Danville; Great Valley Bank, Reading; Hagerstown Trust, Hagerstown, Md.; Delaware National Bank, Georgetown, Del.; The Bank of Gloucester County, Woodbury, New Jersey; The Woodstown National Bank & Trust Company, Woodstown, New Jersey; and The Peoples Bank of Elkton, Elkton, Maryland.

     Fulton has signed a definitive agreement to acquire Ambassador Bank of the Commonwealth, based in Allentown, with assets of approximately $275 million. This merger is expected to close during the third quarter of 1998.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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1998